EXHIBIT 10(l-2)
CONTINUITY AGREEMENT

This Agreement ("Agreement") dated as of October __, 2016 by and between the EMCOR GROUP, INC., a Delaware corporation (the "Company"), and MAXINE L. MAURICIO ("Executive").

WHEREAS, the Company's Board of Directors (the "Board") considers the continued services of key executives of the Company to be in the best interests of the Company and its stockholders; and

WHEREAS, the Board desires to assure, and has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances arising from the possibility or occurrence of a change of control of the Company; and

WHEREAS, the Board has authorized the Company to enter into continuity agreements with those key executives of the Company who are designated by the Compensation and Personnel Committee of the Board of Directors ("Committee"), such agreements to set forth the severance compensation which the Company agrees under certain circumstances to pay such executives; and

WHEREAS, Executive is a key executive of the Company and has been designated by the Committee as an executive to be offered such a continuity compensation agreement with the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.     Term of Agreement. On the date on which a Change of Control occurs (the "Effective Date"), this Agreement shall become effective. If Executive ceases to be employed by reason of an Anticipatory Termination (as defined in Section 3 (c)) prior to the Effective Date, then Executive shall receive the severance benefits provided herein and the Effective Date of this Agreement shall be deemed to be the date immediately preceding the occurrence of an Anticipatory Termination. If Executive ceases to be employed for any reason other than an Anticipatory Termination prior to a Change of Control (as hereafter defined), this Agreement shall terminate and have no effect and Executive shall receive such severance payments as are provided in any existing agreement between Executive and the Company.

If a Change of Control occurs, Executive's employment shall be continued hereunder for the period (the "Employment Period") commencing on the Effective Date and ending on the second anniversary of the date on which a Change of Control occurs, subject to the termination of Executive's employment as described hereinafter.

For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred when:

(i)     any person or persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 25% of the voting power of the Company's then outstanding securities; or

(ii)     the stockholders of the Company shall approve any merger or other business combination of the Company, sale or lease of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 65% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company's assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

(iii)     within any 24 month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

2.    Employment following Change of Control. Executive shall have at least the same titles and responsibilities as those in effect immediately prior to the Change of Control. Executive shall receive an annual base salary which is not less than that in effect immediately prior to the Change of Control and the Company shall review the salary annually with a view to increasing it; provided any such increase shall be in the sole discretion of the Board. Once increased, base salary can not be decreased. Executive shall also be paid an annual bonus (the "Bonus") which shall be no less than the higher of (i) the aggregate bonuses paid or payable in respect of the year prior to the Change of Control, or (ii) the average of the annual aggregate bonuses paid or payable in respect of the three years prior to the Change of Control. In addition, Executive shall be provided with incentive compensation, pension, general insurance and fringe benefits and perquisites that are commensurate with the benefits and perquisites provided to Executive immediately prior to the Change of Control or, if more favorable to Executive, at the level made available to other similarly situated executive officers of the Company after the Change of Control. Upon the Change of Control, the Company shall also cause Executive's outstanding options to become immediately exercisable.

3.    Termination Following Change of Control.

(a)    Executive shall be entitled to the severance benefits provided in Section 4 hereof in the event Executive's employment is terminated (A) within two years following a Change of Control (i) by the Company without Cause or (ii) by Executive for Good Reason or (B) prior to a Change of Control, as a result of an Anticipatory Termination.

Notwithstanding the foregoing, Executive shall not be entitled to severance benefits in the event of a termination of employment on account of death, Disability or Retirement, but excluding any such termination which is coincident with a termination which would otherwise give rise to severance benefits or subsequent to an event constituting Good Reason. For purposes of this Agreement:

(i) "Disability" shall mean an illness or injury preventing Executive from performing her duties, as they existed immediately prior to the illness or injury, on a full time basis for 180 consecutive business days.

(ii) "Retirement" shall mean a termination of employment by Executive pursuant to late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan.

(b)    Cause. For purposes of this Agreement, "Cause" shall mean:

(i)     the willful and continued failure of Executive to perform substantially Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board or an officer of the Company which specifically identifies the manner in which the Board or the officer believes that Executive has not substantially performed Executive's duties; or

(ii)    (A) the conviction of, or plea of guilty or nolo contendere to, a felony or (B) the willful engaging by Executive in gross misconduct which is materially and demonstrably injurious to the Company.

In each case above, for a termination of employment to be for Cause: (a) Executive must be provided with a Notice of Termination (as described in Section 3 (d)); (b) Executive must be provided with an opportunity to be heard by the Board no earlier than 30 days following the Notice of Termination (during which notice period Executive has failed to cure or resolve the behavior in question); and (c) there must be a good faith determination of Cause by at least 3/4 of the non-employee outside directors of the Company.

(c)    Good Reason and Anticipatory Termination. For purposes of this Agreement, "Good Reason" shall mean:

(i)    Executive's annual salary is reduced below the higher of (A) the amount in effect on the Effective Date, or (B) the highest amount in effect at any time thereafter;

(ii)    Executive's annual aggregate bonuses are reduced below the Bonus;

(iii)    Executive's duties and responsibilities or the program of incentive compensation and retirement and general insurance benefits offered to Executive are materially and adversely diminished in comparison to the duties and responsibilities or the program of benefits enjoyed by Executive on the Effective Date;

(iv)    Executive is required to be based at a location more than 50 miles from the location where Executive was based and performed services on the Effective Date; or

(v)    failure to provide for and obtain the assumption of this Agreement by any successor entity;

provided, however, that any diminution of duties or responsibilities that occurs solely as a result of the fact that the Company ceases to be a public company shall not, in and of itself, constitute Good Reason.

Any event or condition described in clauses (i) through (v) or a termination without Cause, either of which occurs prior to a Change of Control but which Executive reasonably demonstrates (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control (a "Third Party"), or (B) otherwise arose in connection with, or in anticipation of a Change of Control, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to a Change of Control ("Anticipatory Termination").

Executive shall give the Company written notice of any event which she claims is the basis for Good Reason and the Company shall have 30 days within which to cure or resolve the behavior in question before Executive can terminate for Good Reason.

(d)    Notice of Termination. Any purported termination of Executive's employment with the Company shall be communicated by a Notice of Termination to Executive, if such termination is by the Company, or to the Company, if such termination is by Executive. For purposes of this Agreement, "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated. For purposes of this Agreement, no purported termination of Executive's employment with the Company shall be effective without such a Notice of Termination having been given.

(e)    Dispute Resolution. Disputes arising from the operation of this Agreement, including, but not necessarily being limited to, the manner of giving the Notice of Termination, the reasons or cause for Executive's termination or the amount of severance compensation due to Executive subsequent to Executive's termination, may be resolved, at Executive's discretion, by arbitration; provided, however, that disputes arising under Section 11 of this Agreement shall not be resolved under this Section 3 (e). In the event that any such dispute which Executive elects to be resolved by arbitration, after notice thereof is given to the other party in writing, is not able to be resolved by mutual agreement of the parties within sixty (60) calendar days of the giving of such notice, Executive and the Company hereby agree to promptly submit such a dispute to binding arbitration in New York, New York in accordance with New York law and the rules and procedures of the American Arbitration Association. During any period in which a dispute between the Company and Executive is pending, Executive shall continue to receive her salary (including any Bonus), as provided in Section 2 hereof, and benefits as if her employment with the Company had continued through the date of the final determination thereof (i.e. after decision following any trial or arbitration proceeding and after all appeals therefrom has run), and any such payments or benefits shall not be offset against any severance, either under this Agreement or otherwise, to which Executive may be entitled.

4.    Compensation Upon Termination After a Change of Control.

If within two (2) years after the Effective Date, Executive's employment by the Company shall be terminated in accordance with Section 3 (a) (the "Termination"), Executive shall be entitled to the following payments and benefits:

(a)     Severance. As soon as practicable after the Termination, but in any event no later than 10 business days following such Termination, the Company shall pay or cause to be paid to Executive, a lump sum cash amount equal to three (3) times the sum of (i) Executive's annual base salary on the Effective Date (the "Base Salary"), (ii) the Bonus, and (iii) the value of the perquisites (e.g., car allowance, club dues, etc., including any ordinary tax gross-ups for perquisites) provided to Executive in respect of the year prior to the Change of Control and, if greater, the year in respect of which the Change of Control occurs. In addition, at the time of the above payment, Executive shall be entitled to an additional lump sum cash payment equal to the sum of (A) Executive's annual salary through the date of termination, (B) an amount equal to Executive’s annual aggregate bonuses, for any calendar year ending before such termination occurs, which would have been payable had Executive remained employed until the date such bonus would otherwise have been paid, (C) a pro rata portion of the Bonus (calculated through the date of termination); and (D) an amount, if any, equal to compensation previously deferred (excluding any qualified plan deferral) and any accrued vacation pay, in each case, in full satisfaction of Executive's rights thereto. If payment of the amounts referred to herein is not made by the Company to Executive within such 10 day period, the Company shall pay Executive interest thereon at the rate of 10% per annum.

(b)    Additional Benefits. Executive shall be entitled to continued medical, dental and life insurance coverage for Executive and Executive's eligible dependents on the same basis as in effect prior to the Change of Control or Executive's Termination of employment, whichever is deemed to provide for more substantial benefits, until the earlier of (A) thirty-six (36) months (the "Separation Period") after Executive's Termination or (B) the commencement of comparable coverage with a subsequent employer; provided, however, that such continued coverage shall not count against any continued coverage required by law.

(c)    Outplacement. If so requested by Executive, outplacement services shall be provided by a professional outplacement provider at a cost to the Company of not more than 20% of Executive's Base Salary.

(d)    Withholding. Payments and benefits provided pursuant to this Section 4 shall be subject to any applicable payroll and other taxes required to be withheld.

5. Certain Adjustments:

(a)     Anything in this Agreement to the contrary notwithstanding, if any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would (but for this Section 5) be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (including any successor provision, the “Code”) or to any similar tax imposed by state or local law (collectively, the "Excise Tax") and if the aggregate amount of all Payments, after reduction for all taxes (including but not limited to the Excise Tax) with respect thereto would be increased by the limitation or elimination of any Payment, including by an adjustment to the vesting of any equity-based or other awards that would otherwise vest on an accelerated basis in connection with the Change of Control, then the Payments shall be reduced (including by an adjustment to vesting where applicable) to the extent, and only to the extent, necessary to maximize Executive’s total after-tax Payments. Any reduction or adjustment required by the immediately preceding sentence shall be applied to the Payments as follows: (i) first, by reducing any outplacement services required to be taken into account under Section 280G of the Code and the regulations thereunder (“Section 280G”); (ii) second, by reducing the severance payable under Section 4(a) above; (iii) third, by adjusting the acceleration of the vesting of any awards to which the rules of Treasury Regulations Section 1.280G-1, Q/A-24(a) apply; (iv) by reducing the benefits under Section 4(b) above to the extent such benefits are required to be taken into account under Section 280G; and (v) fifth, by adjusting the acceleration of the vesting of any awards to which the rules of Treasury Regulations Section 1.280G-1, Q/A-24(c) apply. In the case of any category of reductions or adjustments described in the preceding sentence that includes both Payments that are includible in income and Payments that are not, any reduction or adjustment shall first be made to Payments within that category that are includible in income; and in the case of any category of reductions or adjustments described in the preceding sentence that includes amounts that are to be paid or provided in installments, any reduction or adjustment shall first be made in the reverse of the order in which such installments are scheduled to be paid.

(b)    All determinations required to be made under this Section 5 shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the Change of Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by Executive). The Accounting Firm shall be directed by the Company or Executive to submit its determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the Termination Date, if applicable, and any other such time or times as may be requested by the Company or Executive. The Accounting Firm shall, at the same time as it makes such determination, furnish Executive with an opinion that, after taking into account any adjustments under Section 5(a) above, she has substantial authority not to report any Excise Tax.

(c)    The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(b) hereof.

(d)    The federal, state and local income or other tax returns filed by Executive and the Company (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm hereunder. If, after an initial determination by the Accounting Firm under Section 5(b) above (an “Initial Determination”), it is determined by a competent tax authority or by the Accounting Firm (a “Later Determination”) that, notwithstanding such Initial Determination and any related reductions or adjustments under Section 5(a) above, any reduced or adjusted Payments were subject to the Excise Tax, the Payments shall be further and automatically reduced and adjusted to the extent (but only to the extent) required to eliminate exposure to the Excise Tax, but only if the resulting Payments would, on an after-tax basis, be greater than without such further reduction or adjustment. If as a result of a Later Determination it is determined that Executive has already been paid any Payment that should not have been paid (any such amount, an “Excess Payment”), Executive shall forthwith and in all events within thirty (30) days of such Later Determination refund such Excess Payment to the Company, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. If, after an Initial Determination, a Later Determination determines that Executive’s Benefits were reduced or adjusted more than was required under Section 5(a), such reductions and adjustments shall be automatically corrected and the Company shall forthwith and in all events within thirty (30) days of such Later Determination pay or provide to Executive, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, any Payments that should earlier have been made but were not made because of the Initial Determination. Executive and the Company shall cooperate in good faith, including by prompt notice by each to the other with respect to any relevant audit or determination by a competent tax authority, to effectuate the purposes of this Section 5(d).

(e)    The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 5(b) and (d) hereof shall be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of her payment thereof. If such amounts are not reimbursed to Executive by the Company within such five day period, the Company shall pay Executive interest thereon at the rate of 10% per annum.

(f)    In the event of any claim by a competent tax authority asserting that, notwithstanding the application of this Section 5, Executive may be subject to the Excise Tax, Executive shall notify the Company in writing as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and at the request of the Company shall:

(i)    provide the Company with any written records or documents in her possession relating to such claim reasonably requested by the Company;

(ii)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)    permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such claim and shall indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such claim, representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided however, that Executive may participate therein at her cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company shall, to the extent consistent with applicable law, advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which the Company would have an indemnity obligation hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g)    If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(f) hereof, Executive receives any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 5(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(f) hereof, a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

6.     Obligations Absolute; No Mitigation; No Effect On Other Rights.

(a)    The obligations of the Company to make the payment to Executive, and to make the arrangements, provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or any third party at any time.

(b)    Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

(c)    The provisions of this Agreement, and any payment provided for herein, shall not supersede or in any way limit the rights, benefits, duties or obligations which Executive may now or in the future have under any benefit, incentive or other plan or arrangement of the Company or any other agreement with the Company.

7.    Not an Employment Agreement. Subject to the terms of this or any other agreement or arrangement between the Company and Executive that may then be in effect, nothing herein shall prevent the Company from terminating Executive's employment.

8.    Successors; Binding Agreement, Assignment.

(a)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Executive to terminate Executive's employment with the Company or such successor for Good Reason immediately prior to or at any time after such succession. As used in this Agreement, "Company" shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all or substantially all of the Company's business or assets which executes and delivers an agreement provided for in this Section 8(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

(b)    This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by Executive.

9.        Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed United States certified or registered mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service, and addressed, in the case of the Company, to the Company at:

301 Merritt Seven, 6th Floor
Norwalk, CT 06851
Attention: Anthony J. Guzzi
President and Chief Executive Officer

and in the case of Executive, to Executive at the most current address shown on Executive's employment records. Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

10.    Expenses. In addition to all other amounts payable to Executive under this Agreement, the Company shall pay or reimburse Executive for legal fees (including without limitation, any and all court costs, arbitration costs, and attorneys' fees and expenses), incurred by Executive in connection with or as a result of any claim, action or proceeding brought by the Company or Executive with respect to or arising out of this Agreement or any provision hereof, unless, in the case of an action brought by Executive, it is determined by an arbitrator or by a court of competent jurisdiction that such action was frivolous and was not brought in good faith. Such legal fees shall be paid or reimbursed by the Company from time to time within five business days following receipt by the Company of copies of bills for such fees and if the Company fails to make such payment within such five day period, the Company shall pay Executive interest thereon at the rate of 10% per annum.

11.    Confidentiality. Executive shall retain in confidence any and all confidential information concerning the Company and its respective business which is now known or hereafter becomes known to Executive, except as otherwise required by law and except information (i) ascertainable or obtained from public information, (ii) received by Executive at any time after Executive's employment by the Company shall have terminated, from a third party not employed by or otherwise affiliated with the Company or (iii) which is or becomes known to the public by any means other than a breach of this Section 11. Upon any termination of Executive's employment, Executive shall not take or keep any proprietary information or documentation belonging to the Company. Nothing in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity that do not constitute attorney-client privileged information of the Company. Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means.

12.    Miscellaneous. No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to its conflict of laws rules. Any action brought by Executive or the Company shall be brought and maintained in a court of competent jurisdiction in the State of New York.

13.    Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

15.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understanding with respect to the matters provided for herein.

16.    Certain Tax Matters. The provisions of this Section 16 shall apply, where applicable, notwithstanding any other provision of this Agreement to the contrary. References herein to “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) together with the regulations and other applicable guidance thereunder.

(a)Section 409A.

a.
Delay in payment; other forms of payment. Subject to the following sentence, any payments payable under Section 4(a) shall be paid in a lump sum six months following Executive’s separation from service, unless at the relevant time Executive is no longer a specified employee. Any payments payable under Section 4(a), if payable other than within the two-year period following a “change in control event” as that term is defined in the Treasury Regulations under Section 409A, shall be paid in the same form (e.g., a lump sum or installments), and at the same time or over the same period as in that certain Severance Agreement between the Company and Executive dated the date hereof. The responsibility for determining whether a Change of Control is a “change in control event” as defined above shall rest with the Committee; provided, that in the absence of an express and reasonable determination to the contrary with respect to a Change of Control and to the extent consistent with Section 409A, the Compensation Committee shall be deemed to have determined that the Change of Control is a “change in control event” as so defined.

b.
Certain in-kind benefits and reimbursements. All in-kind benefits required to be provided hereunder, and all reimbursements provided for herein, shall be subject to and paid in accordance with the reimbursement/in-kind benefit rules under Section 409A, including any related policies of the Company.

c.
Good Reason. In any case where Executive terminates employment for “Good Reason” under Section 3(a), she shall give notice of the act or omission asserted to be the basis for such termination within ninety (90) days after Executive becomes aware or such act or omission, and if the Company fails to cure within the thirty (30)-day period specified in Section 3(a), Executive’s date of termination shall be not later than sixty (60) days following the end of such thirty (30)-day period.

d.
Adjustments. The additional payment or payments described in Section 5(f) shall be paid as soon as practicable after any amounts referred to therein are paid by Executive and in all events within 30 days such payment.

e.
Compliance with Section 409A. It is the mutual intent of the parties that the payment terms under this Agreement comply with the requirements of Section 409A, and that they be construed accordingly. Without limiting the generality of the foregoing and for the avoidance of doubt, any lump-sum payment of deferred compensation pursuant to Section 4(a)(D) shall be made in such form only to the extent consistent with Section 409A, taking into account the provisions of the underlying deferral plan or agreement or any termination thereof accomplished in a manner consistent with Section 409A, and otherwise such deferred compensation shall be paid as provided in the underlying deferral plan or agreement.

f.
Definitions. For purposes of this Agreement, all references to termination of employment, retirement, separation from service and similar or correlative terms shall mean a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations; and the term “specified employee” shall mean an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.

(b)
Continuation of Certain Coverage. In any case where the Company is obligated to provide coverage under Section 3(a) or Section 4(b), the Company at its option may provide such coverage directly under its own plans, and, for the avoidance of doubt, shall provide such coverage on a basis that to the extent permitted by applicable law is, in whole or in part, taxable or nontaxable; provided, that any such coverage that can be provided on a nontaxable basis shall be so provided unless the Company determines that to do so would result in adverse tax consequences to Executive, to other current or former employees of the Company, or to the Company. If in the Company’s good faith determination continued coverage under its own plans, would be impracticable notwithstanding diligent effort by the Company or would result in adverse tax consequences to Executive, to other current or former employees of the Company or to the Company, the Company may instead provide Executive with cash in an amount such that the Executive may obtain coverage under other insurance policies providing coverage that is at least equivalent to the coverage under the Company’s plans, including deductibles, co-pay percentages or amounts, and maximum coverage amounts. Any provision of coverage, including cash payments as herein provided, as well as provision of the benefits under Section 4(c), shall be accomplished in a manner that to the Company’s satisfaction either complies with Section 409A or with the requirements for exemption from Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMCOR GROUP, INC.

By:____________________________________
Anthony J. Guzzi
President and
Chief Executive Officer

_______________________________________
Executive:    Maxine L. Mauricio